Exhibit 99.1

HUMBL Terminates Agreement to Acquire Agora Digital Holdings, Inc.

SAN DIEGO, CALIFORNIA, September 16, 2022 (GLOBE NEWSWIRE) — HUMBL, Inc. (“HUMBL”) (OTC Markets: HMBL) has announced it has terminated the Securities Exchange Agreement previously announced on August 11, 2022 for HUMBL to acquire Ecoark’s approximately 89% owned subsidiary, Agora Digital Holdings, Inc. (“Agora Digital”).

The original terms of the Securities Exchange Agreement provided for Ecoark and the remaining owners of Agora Digital to receive $60,000,000 in a new class of HUMBL preferred stock in consideration for selling their interests in Agora Digital to HUMBL.

The transaction was subject to various closing conditions, and despite working diligently over the last month, the parties were unable to reach agreement on key terms required to close. As a result, the parties have mutually agreed to terminate the Securities Exchange Agreement.

As part of the termination, HUMBL has also accepted Brad Hoagland’s resignation from the Board of Directors. “We thank Brad for his contributions to our Board of Directors and wish him the best of luck in his future endeavors,” said Brian Foote, Chairman and CEO of HUMBL.

HUMBL is a Web3 Commerce platform that has recently launched programs with individual clients from the NCAA, Major League Baseball, Olympic Surfing, Olympic Rugby and more.

HUMBL will also continue to remain active in reviewing suitable merger and acquisition candidates, having acquired four companies since June 2021 in areas such as mobile wallets, verifiable credentials, ticketing and entertainment.

About HUMBL

HUMBL is a Web3 Commerce platform with consumer products and commercial services.

Forward-looking Statements

This press release contains forward-looking statements relating to Ecoark within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the change of Agora’s business model. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors, such as market and other conditions, many of which are outside management’s control. Additional factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all, of them. Among the risks that may affect these forward-looking statements are unanticipated issues relating to power contracts, and the availability of sufficient flare gas. Additional risks and uncertainties are identified and discussed in Ecoark’s filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2022. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Additional factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

PR@HUMBL.com